Exhibit 10.50

Date                    2014

VIRGIN AVIATION TM LIMITED

VIRGIN AMERICA INC

VIRGIN ENTERPRISES LIMITED

AMENDED AND RESTATED VIRGIN AMERICA TRADE MARK LICENCE

Macfarlanes LLP

20 Cursitor Street

London EC4A 1LT

CONTENTS

Clause		Page
1	Definitions and interpretation	1
2	Acknowledgement	5
3	Grant of Airline Rights	5
4	Grant of Affinity Product rights	7
5	Standards of Quality	9
6	Reservation of Rights	10
7	Registrations	10
8	Payment of royalties	11
9	Assignment	13
10	Obligations of the User	14
11	Termination	14
12	Infringements	16
13	Waiver	16
14	Modifications	17
15	Invalidity	17
16	Notices	17
17	Exclusion of liability	17
18	Remedies	17
19	General	17

Schedule
1	The Licensed Activities	19
2	Part 1—The Signature	20
	Part 2—Trade Marks	21
3	Brand Guidelines	23
4	Tailfin Logo	24
5	Listed Routes	25

DATE	2014

PARTIES

1	VIRGIN AVIATION TM LIMITED (company number 8865672) a company incorporated in England whose registered office is at The Battleship Building, 179 Harrow Road, London W2 6NB (the “Licensor”);

2	VIRGIN AMERICA INC (formerly known as Best Air Holdings Inc) whose registered office is at 533 Airport Boulevard, Burlingame, California 94010 (the “User”);

3	VIRGIN ENTERPRISES LIMITED a company incorporated in England and Wales under company number 01073929 acting through its Geneva branch known as “Virgin Enterprises Limited, London, Geneva Branch”, registered in Geneva with number CH-660-2129011-5, and located at 13-15 Cours de Rive, 1204 Geneva, Switzerland (“VEL”)

each a “party” and together the “parties”.

BACKGROUND

A	VEL is the beneficial owner of the goodwill associated with the word “Virgin” and is the beneficial owner and registered proprietor of the Trade Marks.

B	VAL Trademark Three Limited (“VALTM3”), the User and VEL entered into a trade mark licence on 4 February 2005 which was amended on 9 April 2007 and 1 March 2013 (the “Existing Licence”), pursuant to which VALTM3 granted the User a sub-licence to use the Marks in the form of the Names in consideration for the payment of the Airline Royalties (as defined below). The Existing Licence was supplemented by a letter agreement dated 24 November 2008 between VEL and the User (among others), subsequently amended by a letter agreement dated 13 April 2010 (together, the “Credit Card Licence”), under which the User was granted a licence to promote and offer, in the USA only, a Virgin America branded credit card and certain related credit card products. On [ ] 2014, the rights to act as licensor under the Credit Card Licence were assigned to VEL.

C	With effect from 5 March 2014, VALTM3 transferred certain of its business and assets to the Licensor, and as such the Licensor now holds the necessary rights from VEL to license the Airline Rights to the User on the terms of this agreement (the “Licence”).

D	The parties agree that (conditional upon and with effect from the Effective Date) this Licence amends and restates the Existing Licence in respect of the rights granted to the User by the Licensor, and amends and restates the Credit Card Licence in respect of the rights granted to the User by VEL.

AGREEMENT

1	Definitions and interpretation

1.1	In this Licence (except where the context otherwise requires), the following words shall have the following meanings:

Affiliates: means the parent or subsidiary companies of the User;

Activities: means the Licensed Activities, together with the activities described in clause 4.1;

Affinity Products: means the following products which are promoted and offered in the USA only, for the purposes of enhancing and further broadening the User’s Elevate frequent flyer program

i)	a Virgin America branded credit card, bearing the “Virgin America” and/or “Virgin America Airways” names and the Marks; and

ii)	to holders of unexpired Virgin America branded credit cards only, in connection with their use of such credit card, related credit card products typically offered by a credit card issuer to its credit card holders, including debt cancellation products and credit insurance, in each case which do not bear the “Virgin America” and/or “Virgin America Airways” names and/or the Marks;

Affinity Product Rights: means the rights granted by VEL to the User relating to the Affinity Products, pursuant to clause 4 of this agreement;

Affinity Products Gross Sales: shall mean the total amount received by the User in connection with the provision of the Affinity Products, exclusive of VAT, sales and departure taxes and any other similar taxes or duties in any jurisdiction; any such amounts received or receivable by the User in currencies other than US dollars shall be converted into US dollars in accordance with the User’s then standard accounting practices;

Affinity Product Royalties: means the royalty payments payable by the User in consideration for the grant of the Affinity Product Rights, as more particularly described in clause 8.2;

Airline Rights: means the rights granted by the Licensor to the User pursuant to clause 3 of this agreement;

Airline Royalties: means the royalty payments payable by the User in consideration for the grant of the Airline Rights, as more particularly described in clause 8.1;

Board: means the board of directors of the relevant party from time to time or the directors present at a duly convened meeting of the directors at which a quorum is present;

Brand Guidelines: means the brand guidelines issued by VEL from time to time, the current version of which is set out in 0;

Caribbean Territory: means all Caribbean islands and Bermuda;

Effective Date: means the date the User consummates the initial public offering (“IPO”) of its common stock pursuant to a registration statement filed with the U.S. Securities and Exchange Commission;

Europe/FSR: means the Member Countries of the European Union (other than the UK and Eire) at the date of this Deed together with the following countries: Albania, Armenia, Azerbaijan, Belarus, Bosnia and Herzegovina, Croatia, Georgia, Iceland, Kazakhstan, Kosovo, Kyrgyzstan, Liechtenstein, Moldova, Monaco, Montenegro, Norway, Republic of Macedonia, Russian Federation, San Marino, Serbia, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine and Uzbekistan;

Gross Sales: means the total amount received by the User, its Affiliates and/or its sub-licensees and assignees in connection with the carrying on of the Licensed Activities exclusive of VAT, sales and departure taxes and any other similar taxes or duties in any jurisdiction, and for the avoidance of doubt, exclusive of the Affinity Product Gross Sales; any such amounts received or receivable by the User and/or its sub-licensees and assignees in currencies other than US dollars shall be converted into US dollars in accordance with the User’s then standard accounting practices;

JV Partner: means Delta Air Lines, Inc. and its affiliates that are controlled by or under common control with Delta Air Lines, Inc. (and including its affiliated US commuter carriers operating under the “DL” code);

Licensed Activities: means the activities described in schedule 1 in connection with which the User and its subsidiaries are permitted to use the Marks pursuant to the grant of the Airline Rights under clause 3 below of this Licence;

Listed Routes: means the non-stop airline routes listed in Schedule 5;

Mainland Territory: means the United States of America (including Puerto Rico), Canada and Mexico;

Marks: means the Trade Marks and the Signature;

Minimum Royalty: means, in respect of each financial year of the Licensee, the amount of US$7,978,200 (or a pro rata part of such amount in the case of a partial fiscal year); such amount to be adjusted annually on the Year 1 End Date and any anniversary thereof to increase (but not decrease) by the same percentage as the percentage change in USCPI over the relevant period;

Name and Names: shall bear the meanings set out in clause 3.1.2;

Permitted Third Party: any airline licensed to operate flights under the “Virgin” brand to and from single destinations within the Territories from or to the RoW;

Quarter: means the period from the Effective Date until the day before the next Quarter Day, and each subsequent period of three months after that (each commencing on a Quarter Day), save that the final Quarter of the Term will commence on the applicable Quarter Day and end on the final day of the Term;

Quarter Day: means 1 January, 1 April, 1 July or 1 October;

RoW: any geographical area which is not within either (i) the U.K. or (ii) the Territories;

Signature: means the signature set out in schedule 2 part 2;

Strategic Partner: means, in relation to a Virgin Carrier or the User, an airline from time to time with which that Virgin Carrier or the User (as the case may be) has an alliance arrangement which has been granted ATI status (or which enjoys equivalent status under the competition laws and regulations governing the Virgin Carrier). For the avoidance of doubt, a Strategic Partner alliance involves co-operative marketing initiatives beyond those commonly agreed with Codeshare partners including those relating to ticket sales, flight scheduling and marketing. The definition of “Strategic Partner” includes such airline’s affiliated US commuter carriers operating under the Strategic Partner’s two-letter airline designator code);

Term: shall commence on the Effective Date and subject to earlier termination in accordance with this Licence, shall continue for the period set out in clause 11.1;

Territory/Territories: one of or both of the Mainland Territory and the Caribbean Territory, as the context may require;

Trade Marks: means those registered trade marks and trade marks for which applications for registration have been made, short details of which are contained in schedule 2 part 2, together with any other trade marks relevant to the business of the User which the Licensor and VEL may agree shall be added to this Licence from time to time;

Transatlantic Routes: means airline routes operated between (i) any point in the UK/Eire, France or the Netherlands and (ii) any point in the Territories;

Trigger Date: means the date on which the User’s reported Gross Sales for any period of four consecutive Quarters, exceed US$ 4,500,000,000.

USA: the United States of America;

USCPI: the monthly index of U.S. consumer prices maintained by the U.S. Bureau of Labor Statistics (or by such other body upon which duties in connection with such index shall have been devolved from time to time), provided that if (i) such index ceases to be published or (ii) the basis on which it is compiled is amended such that it is no longer a measure of general consumer price inflation in the United States, such index shall be replaced by such other index as may most closely resemble the USCPI as at the Effective Date;

User Exclusive Route: means a non-stop airline route which the Licensor is prevented from licensing for operation under the “Virgin” brand due to the rights granted to the User under this Licence including all routes (i) within the Mainland Territory and (ii) between the Mainland Territory and the Caribbean Territory;

Virgin: means Virgin Group Holdings Limited;

Virgin Atlantic: means the airline currently branded “Virgin Atlantic” and currently operated by Virgin Atlantic Airways Limited and any successor to such business;

Virgin Australia: means Virgin Australia Holdings Pty Limited and its related bodies corporate, Virgin Australia Airlines Pty Limited, Virgin Australia International Airlines Pty Ltd, Virgin Australia Airlines (NZ) Ltd and Virgin Australia Airlines (SE Asia) Pty Ltd;

Virgin Carrier: means either Virgin Atlantic or a Permitted Third Party;

Virgin Group: means Virgin, each other company which is for the time being a subsidiary of Virgin, a holding company of Virgin or a subsidiary of that holding company, and all or any of them.

Year 1 End Date: means the date that is the last day of the fifth Quarter;

1.2	In this Licence (unless the context otherwise requires):

1.2.1	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context requires otherwise) be construed as referring to:

1.2.1.1	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation;

1.2.1.2	any former legislation which it re-enacts, consolidates or enacts in rewritten form; and

a reference to a statute includes all subordinate legislation made pursuant to that statute from time to time;

1.2.2	any gender includes a reference to all other genders;

1.2.3	the words “subsidiary”, “wholly-owned subsidiary” and “holding company” have the meanings given to them by s.1159 Companies Act 2006;

1.2.4	any reference to the background section, a clause or schedule is to the background section, a clause or schedule (as the case may be) of or to this Licence; and

1.2.5	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

2	Acknowledgement

2.1	Each of the parties acknowledges that all worldwide right, title and interest in and to the Marks and all rights worldwide to use the mark “Virgin” as a trade, business or corporate name, all goodwill symbolised by such Marks, all copyright subsisting therein and the benefit of all registrations or applications for registration thereof are vested in and owned by VEL subject to any licences granted by VEL in respect of the Marks.

2.2	VEL acknowledges that the Licensor has the rights to grant the User the Airline Rights granted under clause 3.

2.3	The parties acknowledge that VEL has the rights to grant the User the Affinity Product Rights granted under clause 4 and further acknowledge that such rights do not fall within the definition of Licensed Activities and as such, that the Affinity Product Royalties are not duplicative of the Airline Royalties.

3	Grant of Airline Rights

3.1	In consideration of the payment of Airline Royalties to the Licensor by the User, the Licensor grants to the User the right:

3.1.1	to use the Marks only in connection with and in the ordinary course of carrying on the Licensed Activities;

3.1.2	subject to clause 3.7, to carry on the Licensed Activities only under the trading or business names:

3.1.2.1	“Virgin America”;

3.1.2.2	“Virgin America Airways”;

3.1.2.3	“Virgin America Cargo”;

3.1.2.4	any other name incorporating the word “Virgin” which the Licensor may from time to time permit in writing; and

3.1.2.5	any other name incorporating the words “Virgin America” provided that the word or words added to “Virgin America” (i) describe a geographical area (connected to the USA but excluding the word “Atlantic”), or (ii) are ordinarily used in connection with an airline business and are used to describe a business carried on by the User under that description;

(each a “Name”, together the “Names”)

PROVIDED THAT the User shall have no right to use any name that contains the word “Virgin” (i) the rights to use of which have been granted by VEL to a third party licensee in respect of the activities other than the Licensed Activities, or (ii) not falling within clause 3.1.2 above, without VEL’s and the Licensor’s prior written consent.

3.1.3	to do and authorise the doing of all acts the doing of which is restricted by the copyright in the Signature or in any other work the copyright in which is licensed to the Licensor pursuant to clause 6.2 only in connection with and in the ordinary course of carrying on the Licensed Activities and in accordance with the terms of this Licence; and

3.1.4	to grant sub-licences of the rights granted by this Licence to each of its wholly-owned subsidiaries (for as long as such company remains a wholly owned subsidiary), subject to the User giving prior notice to the Licensor, provided that, in each case:

3.1.4.1	the User shall conclude a written licence with the sub-licensee under which the sub-licensee is obliged to comply with standards of quality no lower than those set out in clause 5.1 and to comply with provisions equivalent to those in the remainder of clause 5;

3.1.4.2	the User shall be responsible to the Licensor for the acts and omissions of the sub-licensee as if those acts and omissions were its own; and

3.1.4.3	the User shall procure that the sub-licensee complies with standards of quality no lower than those set out in clause 5.1 and complies with other provisions equivalent to those in clause 5.

3.2	The User shall be the exclusive licensee of the Marks in relation to the provision of the Licensed Activities by it and its wholly-owned subsidiaries to the exclusion of the Licensor and all others save that:

3.2.1	Virgin Atlantic may operate its own aircraft on point-to-point routes within the Territories only in the context of “cabotage” or fifth freedoms, i.e. only where such overall service has at least three arrival/departure points, one of which is outside the Territories, and

3.2.2	Virgin Atlantic and/or any Permitted Third Party may, in relation to the Territories, market and operate “codeshare” routes having three arrival/departure points in conjunction with another airline, provided that:

3.2.2.1	such route is marketed primarily as a route between a point within either of the Territories to a point within the UK or the RoW so that the intermediate point of arrival and departure is incidental; and

3.2.2.2	the part of the route which is provided by the other airline links with and feeds passengers to and/or accepts passengers from the part of the route operated by Virgin Atlantic or the Permitted Third Party.

3.2.3	The requirement in Section 3.2.2.2 that the part of the route provided by the other airline link with and feed passengers to and/or accept passengers from the part of the route operated by Virgin Atlantic or the Permitted Third Party shall be deemed to be satisfied if that second part of the route is operated by a Strategic Partner (or, in the case of Virgin Atlantic, by the JV Partner) and is marketed and sold under the two letter designator code of a Virgin Carrier.

3.2.4	The codesharing rights granted under clauses 3.2.2 and 3.2.3 shall also entitle Virgin Atlantic or the Permitted Third Party to act as the marketing carrier on a further flight route within the Territories operated by a Strategic Partner (or, in the case of Virgin Atlantic, by the JV Partner) where that flight route links with and feeds passengers to and/or accepts passengers from the first part of the route referred to in clause 3.2.3.

3.3	The Licensor shall not grant any further licences to use the Marks in respect of the Licensed Activities.

3.4	The rights granted to the User shall be subject to and shall not include any rights granted by VEL to third parties.

3.5	This Licence shall come into effect on the Effective Date.

3.6	Subject to clause 3.7, the User undertakes that, for as long as it provides the Licensed Activities it shall continue to do so using the Names and shall use all reasonable efforts to promote its conduct of the Licensed Activities under the Names.

3.7	Notwithstanding any other provision of this Licence nothing in this Licence shall prohibit the User at any time during the Term from electing to perform the Licensed Activities or any other activities, including, but not limited to, operating flights, code sharing arrangements with any other airlines or entities, or operating flights between any points regardless of where such flights originate or terminate, without the payment of royalties, so long as the User does not use the Names or Marks while undertaking such activities. Provided, however, that in the event user ceases to use the Names or Marks in a material manner, which shall include but not be limited to where Licensee derives more than twenty percent of its operating revenues within the territories without using the Names or Marks then Licensor will have the right to terminate the Licence after 45 days prior written notice and failure to cure by User. Nothing in this provision shall in any way give Licensor the right to terminate the Licence on the basis of the User’s non-use of the Names or Marks outside the Territories.

3.8	For the avoidance of doubt, in relation to any international routes outside the Territories on which the User is entitled to enter into codesharing arrangements as marketing carrier under schedule 1 paragraph 2.3 of this Licence, those rights are non-exclusive in relation to the Marks (but exclusive in relation to the Names listed in clause 3.1.2 of this Licence).

3.9	Where the User is the marketing carrier on an international route pursuant to a codeshare arrangement between the User and a third party airline operating carrier, and another Virgin Carrier is operating flights under the Marks on that route, the User shall make clear in all its pre-flight service communications relating to those flights (whether oral, electronic or in writing, including without limitation booking confirmations and promotional communications) that the codeshare flight marketed by the User on that route is operated by the operating carrier.

4	Grant of Affinity Product rights

4.1	In consideration of the payment of the Affinity Product Royalties to VEL by the User, VEL grants to the User for the Term the right to use the “Virgin America” and “Virgin America Airways” names and the Marks, subject to the provisions of clause 4.4 below, in relation to the offering and promotion of the Affinity Products in the USA on the terms and conditions set forth herein, including, subject to the provisions of clauses 4.3 and 4.4 below, the right to sub-license to any co-branding and/or other affinity partner for use solely in connection with the Affinity Products.

4.2	The User agrees that the Affinity Products shall be marketed to existing and potential members of the User’s Elevate frequent flyer program only in the USA; provided that no Affinity Products shall be issued or provided to any person that is not already a member of the User’s Elevate frequent flyer program or does not become a member of the User Elevate frequent flyer program.

4.3	VEL agrees that the User may sub-license its rights under this clause 4 to any co-branding and/or other affinity partner provided that:

4.3.1	on VEL’s written request, the User gives written notice to VEL of any sub-licence it has entered into;

4.3.2	all sub-licences must be in writing on terms and conditions no less onerous than those imposed on the User by this Licence;

4.3.3	the sub-licensee shall not have the right to sub-license its rights under the sub-licence to any third party;

4.3.4	the permission to grant sub-licences (and all sub-licences granted) under this clause 4 shall terminate automatically on termination or expiration of this Licence;

4.3.5	the User shall be liable for all acts and omissions of its sub-licensees related to any sub-licences granted, pursuant to this clause 4, which shall be deemed to be the acts and omissions of the User for the purposes of this clause 4;

4.3.6	the User shall at all times and at its own cost enforce compliance by the sub-licensee with the terms of the sub-licence; and

4.3.7	the User shall not sub-contract the whole of its business operations to a third party.

4.4	The User’s and its sub-licensees’ use of the Marks in relation to the Affinity Products shall at all times comply with VEL’s Brand Guidelines. VEL, or any party nominated by it, shall be entitled to make reasonable requests for copies of any marketing, advertising or promotional materials relating to the Affinity Products to ensure compliance with VEL’s Brand Guidelines; VEL or its assignee shall pay the User’s reasonable out of pocket expenses for such copies; and the User shall itself comply and ensure sub-licensees’ compliance with any reasonable recommendations relating to VEL’s Brand Guidelines and made thereto. The User and its sub-licensees shall be permitted to use the Marks alone on credit cards in the form of the Virgin tailfin logo attached at schedule 4, provided that such use otherwise complies with VEL’s Brand Guidelines and that such use is always in conjunction with and in close proximity to the names Virgin America and/or Virgin America Airways. For the avoidance of doubt, any use in advertising or other promotional materials issued by the User or its sub-licensees of the Virgin tailfin logo set out in schedule 4 as depicted in images of the credit card issued by the User as part of the Affinity Program and/or images of any Virgin America aircraft shall not be a breach of the terms of this clause 4. The User agrees that it shall submit any future credit card designs to VEL, or any party nominated by it, with a reasonable amount of notice for prior written approval (not to be unreasonably withheld).

4.5	The User’s right to use the Marks in the form of the names “Virgin America” and/or “Virgin America Airways” in relation to the Affinity Products in the USA will be exclusive; provided that nothing in this clause 4 shall prevent VEL’s other licensees and sub-licensees of the Marks including, but not limited to, Virgin Atlantic and Virgin Money USA, from using the Marks in relation to their licensed activities or own co-branded credit card efforts in the Territories, so long as such parties use of the Marks does not include the names “Virgin America” and/or “Virgin America Airways”. Whilst the User’s rights to use and sub-license the Marks does not extend to the branding of the related credit card products referred to in the definition of ‘Affinity Products’, the Marks may be used as permitted under this clause 4 to the extent necessary to identify that such related credit card products are being made available in conjunction with the Virgin America branded credit card.

4.6	The User and VEL each agree to use reasonable efforts to partner with each other and each of their licensees and sub-licensees in the USA including, but not limited to, Virgin Atlantic and Virgin Money USA, for mutually beneficial purposes such as cross promotion, marketing and referral of the credit card issued by the User as part of the Affinity Products with equivalent or similar products, services or programs of such parties and, in particular, in relation to the redemption and transfer of points and credits.

4.7	The User agrees, that to the extent permissible, credit cards issued by the User as part of the Affinity Products shall be cancelled if there is no activity on such card from the last qualifying event for three (3) years and the credit card issued by the User has reached expiration regardless of Elevate frequent flyer member status.

4.8	Provided that the User has applied for the requisite regulatory approval to commence commercial private passenger flights in any jurisdiction within the Territories, VEL agrees that the User may enter into discussions with a credit card partner in relation to the offering and promotion of the Affinity Products in such other jurisdiction, and may disclose to and record in the memorandum of understanding with such credit card partner that in the event that the following conditions are met the User will receive a licence from VEL on substantially similar terms to those set out in this clause 4:

4.8.1	the User and such credit card provider have entered into a final and binding agreement in relation to the offering and promotion of the Affinity Products in such other jurisdiction;

4.8.2	the Affinity Products shall not have been marketed, offered, promoted or sold in the relevant jurisdiction before the User has received the requisite regulatory approval and commenced commercial private passenger flights in that jurisdiction; and

4.8.3	the User is in compliance with the terms of this clause 4.

4.9	VEL hereby agrees that in the event that the User fulfils each and all of the criteria set out above in this clause 4 that it will grant a licence to the User on substantially similar terms to that set out in this clause 4 to permit the User to use the names “Virgin America” and/or “Virgin America Airways” and/or, subject to the provisions of clause 4.4 above, the Marks, in relation to the offering and promotion of the Affinity Products in the relevant jurisdiction(s) other than the USA. For the avoidance of doubt, the User shall not be permitted to market or promote the offering of any of the Affinity Products in the relevant jurisdiction until such time as it has received the requisite regulatory approval and commenced commercial private passenger flights in that jurisdiction;

4.10	VEL agrees that it shall consider in good faith any request made by the User to provide a debit card bearing the names “Virgin America” and/or “Virgin America Airways” and/or, subject to the provisions of clause 4.4 above, the Marks, to its Elevate frequent flyer customer base in the Territories, and negotiate any agreement for the same, in good faith, provided that the decision as to whether to grant such right and enter into such agreement shall be in VEL’s absolute discretion.

5	Standards of Quality

5.1	The standard of quality of the Activities shall at all times comply with the following standards of the Licensor (the “Standards of Quality”), which the User covenants to VEL and Licensor at all times to maintain:

5.1.1	the User shall ensure that the Activities are at all times carried on in a manner which complies with all those standards imposed on it by applicable law or regulation, including (without limitation) those imposed or monitored by the Federal Aviation Authority, which for the time being apply to the User (whether pursuant to any licence granted to the User or otherwise) and that the Activities and the manner of use of the Marks are in accordance with standards no lower than the Brand Guidelines;

5.1.2	the User shall ensure that the marketing, advertisement and promotion of the Activities complies with all laws and regulations in force within the territories in which marketing, advertisement and promotion is carried on;

5.1.3	the User shall obtain all necessary consents and licences and fulfil the terms of any legislation applicable to, and all other formalities required in connection with, the carrying on of the Activities; and

5.1.4	the Marks shall not be used in any manner which damages the goodwill of the Virgin Group, VEL or the Licensor or which in any way disparages the reputation, marks or business of any of them.

5.2	For the purposes of enabling VEL to satisfy itself that the Standards of Quality are being maintained, the User undertakes to provide VEL and the Licensor promptly with details of any litigation, arbitration or administrative proceedings which are in progress or threatened or pending against the User concerning the provision of the Activities and of any governmental or official investigation or inquiry concerning the User and relating to the Activities.

5.3	If requested by any party, VEL and the Licensor shall meet with representatives of the User at least once in each calendar year in order to discuss such aspects of the use of the Marks as may appear relevant to each party, including maintenance of the Standards of Quality and any requests the User may have to extend the coverage of registrations of the Marks, and the User shall, as soon as reasonably practicable following VEL’s or the Licensor’s request, produce to VEL and the Licensor such records and materials of the User as VEL or the Licensor may reasonably request in order to assess whether the Standards of Quality are being maintained.

5.4	If at any time it appears to VEL or the Licensor that the User is using any of the Marks in connection with goods or services or in a manner which do not comply with the Standards of Quality, VEL or the Licensor shall promptly notify the User and the parties shall discuss appropriate steps to be taken to ensure that those goods or services or the User’s manner of use do comply with such Standards. The User shall take any action agreed by the parties to be reasonably necessary to remedy any non compliance with the Standards of Quality.

6	Reservation of Rights

6.1	All use of the Marks by the User under this Licence shall be deemed to be use by VEL and shall be deemed not to be use by the User for any purpose whatsoever. All use by the User of the Trade Marks, and any of them shall inure to the benefit of VEL and all goodwill symbolised by the Trade Marks all registrations and future applications for registration thereof shall accrue to VEL.

6.2	The copyright in the Signature and any future copyright in any artistic work which incorporates any use of the Signature or the Marks and any of them shall belong to, and remain vested in, VEL.

6.3	This Licence shall operate solely as a permission for the User to use the Marks in the manner herein defined and shall not be deemed to confer upon the User any further or greater right in the Marks or any of them.

6.4	The User will not in any way, directly or indirectly, be a party to anything and will not permit any person under its control to do, or be in any way directly or indirectly a party to, anything which results in some person other than the User using the Marks or having any rights in any such Marks (except where otherwise expressly permitted under this Licence).

7	Registrations

7.1	Where it is possible to do so in any jurisdiction, VEL shall, at its own cost, take all reasonable action necessary to register or record the rights granted to the User by this Licence on the trade mark register of that jurisdiction. The User shall provide all reasonable assistance to VEL, and where necessary itself may take all action, required to effect the registration or recordal described above.

7.2	Subject to clause 7.3, all rights to register, maintain or renew any of the Marks are strictly reserved to VEL. The User will not seek any registration of any trade mark, service mark, copyright or analogous right that is confusingly similar or identical to the Marks in any country in the world, except, with the prior written consent of VEL, as VEL’s or the Licensor’s licensee or registered user of any Marks in connection with the Activities.

7.3	VEL shall, at its own cost, continue to maintain and renew the registrations of the Marks and prosecute applications forming part of the Marks. The User shall have the right to maintain or renew any of the Marks and prosecute applications forming part of the Marks, in each case in the name of VEL, in the event that VEL fails to do so.

7.4	The User agrees that it will, at the request and expense of VEL, provide its full assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks (and any other trade marks, service marks, copyright or analogous rights relating to the business, products or services for the time being of the Virgin Group which may for the time being subsist) (“Rights”) and with any application by or on behalf of any member of the Virgin Group for registration of any such Rights in such territories as VEL may from time to time, in its entire discretion, determine and, in particular, that the User will, to the extent not inconsistent with the terms of this Licence, execute such documents, complete such formalities and provide such information as may be required for the purposes of such registration.

7.5	As and when during the currency of this Licence, application to register any of the Marks shall have been granted to any member of the Virgin Group in any territory, the User will, at the request and expense of the applicant, promptly execute and assist fully in the registration, at VEL’s entire discretion, of a separate formal licence or registered user agreement for that territory, each such licence to be upon and subject to the terms and conditions of this Licence and coterminous with the permission granted to the User pursuant to clause 3 or clause 4.1 as appropriate.

8	Payment of royalties

8.1	In consideration of the Airline Rights granted pursuant to clause 3, User agrees to pay Licensor:

(a)	with effect from the Effective Date and until December 31, 2015, a quarterly royalty which shall be 0.5% of Gross Sales in respect of each Quarter or part of a Quarter;

(b)	with effect from January 1, 2016 and until the Trigger Date, a quarterly royalty which shall be 0.7% of Gross Sales in respect of each Quarter or part of a Quarter; and

(c)	with effect from the Trigger Date and for the remainder of the Term, a quarterly royalty which shall be 0.5% of Gross Sales in respect of each Quarter or part of a Quarter

In each case, subject to the requirement that the User will in each financial year during the Term pay at least the annual Minimum Royalty in accordance with clause 8.6.

8.2	In consideration of the Affinity Product Rights granted pursuant to clause 4, the User agrees to pay VEL:

(a)	with effect from the Effective Date and until December 31, 2015, a quarterly royalty which shall be 0.5% of the User’s Affinity Products Gross Sales in respect of each Quarter or part of a Quarter;

(b)	with effect from January 1, 2016 and until the Trigger Date, a quarterly royalty which shall be 0.7% of the User’s Affinity Products Gross Sales in respect of each Quarter or part of a Quarter; and

(c)	with effect from the Trigger Date and for the remainder of the Term, a quarterly royalty which shall be 0.5% of the User’s Affinity Products Gross Sales in respect of each Quarter or part of a Quarter.

8.3	Notwithstanding Clause 8.1 above, where the User exercises its rights under paragraph 2.3.2 of Schedule 1 to enter into codesharing arrangements (as marketing carrier) in relation to any Listed Routes, the royalty payable by the User in relation to activity shall at all times be limited to 0.5% of the Gross Sales attributable to such codesharing arrangements.

8.4	All amounts payable pursuant to this clause 8 shall accompany the quarterly statement to be provided by User to Licensor and VEL in accordance with clause 8.5.1.

8.5	User shall supply to Licensor:

8.5.1	a quarterly statement of the Gross Sales and the Affinity Products Gross Sales within ten (10) days of the end of each Quarter; and

8.5.2	a statement showing Gross Sales and Affinity Products Gross Sales for each financial year of User within one month after the end of such period certified by a qualified auditor approved by Licensor and VEL, together with a reconciliation between Gross Sales and Affinity Products Gross Sales and the quarterly statements provided under clause 8.5.1 (the “Reconciliation Statement”).

8.6	For the avoidance of doubt, the User’s obligation in respect of payment of royalties due to the Licensor in each financial year of the User is to pay the greater of (a) a royalty based on a percentage of the User’s Gross Sales in the relevant period, at the rates set out in clauses 8.1 and 8.3 above, and (b) the Minimum Royalty payment applicable for that period. Where the Reconciliation Statement reveals an underpayment of any amount due to the Licensor, the amount of such underpayment shall be paid in full by the User within 20 days following receipt of a relevant invoice from the Licensor. Where the Reconciliation Statement reveals an overpayment of any amount due to the Licensor, the amount of such overpayment shall be set off against royalties due for the following Quarter.

8.7	Any obligation to make a payment under this Licence has been expressed exclusive of value added or similar tax. If such tax is chargeable by reference to anything done under this Licence, the payment shall be increased to include an amount representing such tax.

8.8	In the event of any payment to be made by the User under this Licence not being received by Licensor or VEL respectively on or before the date of payment, interest shall become payable on such payment at the rate of four (4) percent above the base rate of Lloyds TSB Bank PLC from the due date for payment to the date when payment is actually received (both before and after any court judgement).

8.9	Sums due under this Licence shall be subject to the following provisions:

8.9.1	All sums payable to the Licensor or VEL (as appropriate) under or in connection with this Licence shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

8.9.2	The User shall promptly upon becoming aware that any deductions or withholdings are required by law to be made from such amounts notify the Licensor or VEL (as appropriate) accordingly.

8.9.3	If any deductions or withholdings are required by law to be made from such amounts, the User shall make such deduction or withholding in the minimum amount required by law and shall make any payment required in connection with such deduction or withholding within the time period and in the amount required by law.

8.9.4	If any deduction or withholding is required by law, the amount of the payment due from the User shall be increased to an amount which ensures that, after the making of the deduction or withholding, the Licensor or VEL (as appropriate) receives on the due date and retains (free from any liability in respect of such withholding or deduction) a net sum equal to the amount it would have been entitled to receive and retain in the absence of any such requirement to make a deduction or withholding.

8.9.5	Within 30 days after making any deduction or withholding, or a payment required in connection with a deduction or withholding, the User shall deliver to the Licensor or VEL (as appropriate) evidence reasonably satisfactory to the Licensor or VEL (as appropriate) that the deduction or withholding has been made and that any payment which is required in connection with such deduction or withholding has been made to the relevant authority.

8.10	If the User makes an increased payment pursuant to clause 8.9.4 and the Licensor or VEL (as appropriate) determines that:

8.10.1	a tax credit is attributable either to the additional amount of the payment or to the increased payment itself; and

8.10.2	the Licensor or VEL (as appropriate) has obtained, utilised and retained that tax credit,

the Licensor or VEL (as appropriate) shall pay an amount to the User which the Licensor or VEL (as appropriate) determines will leave it (after that payment) in the same after-tax position as it would have been in had no such deduction or withholding been made.

8.11	The User shall keep suitable records and accounts in order to demonstrate that the correct royalty payments have been made pursuant to the terms of the Licence and shall make all such records and accounts available for inspection by Licensor or VEL (as appropriate) (or its duly authorised representative) on seven (7) days’ prior written notice. If any such inspection or audit reveals a discrepancy in the royalties paid, any shortfall shall be paid immediately and in the event that the shortfall is more than five (5) percent of the correct figure due in the audited period, the reasonable professional costs of the audit or inspection shall also be payable by the User.

9	Assignment

9.1	The rights granted to the User by this Licence are personal to the User and the User shall not delegate or assign those rights, except that, provided it has given prior notice to VEL and the Licensor the User may delegate or assign:

9.1.1	subject to clause 9.4, to wholly-owned subsidiaries of the User;

9.1.2	to third parties, but only as part of a transfer of all or substantially all of the business of the User forming part of the Activities; or

9.1.3	by way of security.

9.2	The User may, with prior notice to VEL and the Licensor, mortgage or charge the rights granted to the User by this Licence.

9.3	For the avoidance of doubt, nothing in clause 9.1 above shall prevent the User from sub contracting the manufacture of promotional goods or the provision of services in the course of carrying on the Activities.

9.4	If a wholly-owned subsidiary of the User subsequently ceases to be a wholly owned subsidiary, the User shall procure that prior to such event the wholly owned subsidiary shall assign back to the User any rights assigned to it pursuant to clause 9.1.1.

9.5	For the avoidance of doubt, the User may sub-license its rights in accordance with clause 4.3.

10	Obligations of the User

10.1	The User hereby undertakes and agrees with VEL and the Licensor that it will at all times during the continuance in force of this Licence, observe and perform the terms and conditions of this Licence and in particular:

10.1.1	only reproduce and use the Marks in connection with the Activities and not otherwise and, in particular but without limitation, not use any of the Marks in connection with any business (other than the Activities) of the same kind as from time to time carried on by VEL or any of its third party licensees; and

10.1.2	indemnify and hold each of the Licensor and VEL harmless from and against all costs, actions, proceedings, claims, demands and damages arising directly or indirectly out of this Licence (except insofar as the same may be shown to be attributable to the act or default of VEL or the Licensor) and made or claimed by third parties and in particular, but without limitation, out of or in connection with the carrying on of the Activities.

10.2	The User hereby agrees that the Licensor may appoint one director to the Board of Directors of the User at any time if a Virgin Group company, including any affiliate of a Virgin Group company, no longer has an officer, director, employee, agent, or other representative on the Board of the User. This right shall remain in effect until the earlier of (a) the date that this Agreement is terminated or (b) the latest date permitted by laws, regulations or rulings applicable to User, including any rules, regulations or rulings by the U.S. Department of Transportation or the stock exchange where the User’s shares are listed for trading. For purposes of this clause 10.2, an “affiliate” shall include a parent, subsidiary and any other person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Virgin Group company where “control” means the possession of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise; provided, that for purposes of this clause 10.2, the User shall not be deemed an affiliate of any Virgin Group company.

11	Termination

11.1	This Licence shall come into effect on the Effective Date and shall continue for a period of 25 years (the “Initial Term”). Upon expiry of the Initial Term, this Licence shall be automatically extended (without limit in time) by further periods of 10 years (each an “Extension Period”) unless terminated by the Licensor or the User by the giving of not less than 3 months prior written notice in advance of the expiry of the Initial Term or any subsequent Extension Period.

11.2	The User shall have the right to terminate this Licence at any time by giving one month’s notice in writing to the Licensor and VEL if the “Virgin” brand is materially damaged as a result of one or more events which have a material adverse effect on the use of Marks by User unless such damage is attributable to any action or inaction of the User.

11.3	Licensor shall have the right to terminate this Licence immediately in respect of the Airline Rights only, and VEL shall have the right to terminate this Licence immediately in respect of the Affinity Product Rights only (provided that in each case, written notice is given to the User) if:

11.3.1	Licensor’s or VEL’s right (as appropriate) to license any of the Marks to the User under this Licence is successfully challenged by any third party;

11.3.2	VEL has reasonable grounds to believe that the use of the Marks by the User has been or is likely to be materially damaging to the Marks, or their reputation or goodwill;

11.3.3	the User commits a material breach of any term or condition of this Licence and such breach continues unremedied for more than ten (10) Business Days after Licensor or VEL has served a notice in writing on the User requiring remedy of the breach;

11.3.4	the User passes a resolution for its winding up or a court of competent jurisdiction makes an order for the User to be wound up or dissolved or the User is otherwise dissolved;

11.3.5	an administrator is appointed or, an administration order is made in relation to the User or a receiver or administrative receiver is appointed, or an encumbrancer takes possession of or sells, the whole or part of the User’s undertaking, assets, rights or revenue;

11.3.6	the User is unable to pay its debts as they become due, is adjudicated bankrupt or insolvent, or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

11.3.7	the User makes an assignment for the benefit of, or enters into an arrangement, compromise or composition in satisfaction of its debts with, its creditors or any class of them. For the avoidance of doubt, the parties acknowledge that the Licensor shall not have the right to terminate in the event the User enters into a consensual arrangement, compromise or composition with one or more of its shareholders in regard to the satisfaction of outstanding shareholder debt or obligations, including any such transaction that is completed in conjunction with a private or public issuance of debt, warrants, options, bonds, or any other derivatives, securities or future financial obligations of the User;

11.3.8	the User files or is subject to any petition under the bankruptcy or insolvency laws, takes steps to obtain a moratorium or makes an application to a court of competent jurisdiction for protection from its creditors;

11.3.9	any event similar to those specified in clauses 11.3.4 to 11.3.7 inclusive occurs in any jurisdiction;

11.3.10	the User and its sub-licensees and assignees have each ceased to carry on the Activities for a period of at least ninety (90) days;

11.3.11	the User challenges the validity of or the entitlement of Licensor or VEL or any of its superior licensors to use or license the use of any of the Marks; or

11.3.12	the User is in breach of clause 7.2.

11.4	Upon the termination of this Licence pursuant to clause 11:

11.4.1	the User shall (and shall procure that all its subsidiary and holding companies and subsidiaries of such holding companies shall) as soon as practicable and without delay take such of the following steps as the Licensor or VEL shall direct:

11.4.1.1	cease to carry on business under the name “Virgin America” or any other name which incorporates the word “Virgin”;

11.4.1.2	cease to use any of the Marks; and

11.4.1.3	deliver up to the Licensor and/or VEL (as appropriate) all materials in its possession or under its control which reproduce the Marks or give the Licensor and/or VEL (as appropriate) satisfactory evidence of their destruction or of their alteration so that they can no longer be used to reproduce the Marks;

11.4.2	the User shall be responsible to the Licensor and/or VEL (as appropriate) for any damage caused by the unauthorised use of such materials which are not delivered up or destroyed or thus altered; and

11.4.3	the User shall change its name to a name that does not incorporate the word “Virgin”.

11.5	Termination of this Licence shall be without prejudice to the rights of VEL and/or the Licensor against the User (and vice versa) which may have accrued up to the date of such termination.

11.6	The Licensor and VEL each waive any rights they may have at law to terminate this Licence or to treat it as at an end.

12	Infringements

12.1	The User shall promptly notify VEL and the Licensor if it becomes aware at any time of any infringement or suspected infringement of the Marks or of any passing off or of any act or thing which might vitiate or prejudice the rights of any member of the Virgin Group in and to the Marks, giving particulars thereof.

12.2	VEL shall have the right in its sole discretion and at its sole expense to take whatever action it believes necessary and proper in connection with any infringement, suspected infringement, passing off, or other unlawful interference with the rights of any member of the Virgin Group in and to the Marks. For the purposes of section 31 of the UK Trade Marks Act 1994, the User shall have the rights and remedies set out in that section as if the licence had been an assignment, and in any other jurisdiction the User shall have rights and remedies equivalent to those set out in that section. However the User (i) shall not exercise such rights unless VEL shall have failed or refused to take action in respect of any particular suspected infringement, passing off, or other unlawful interference with the rights of any member of the Virgin Group in and to the Marks following a request from the User that it do so and (ii) shall not exercise such rights if VEL, acting reasonably, has in response to a request from the User, required it not to do so.

13	Waiver

13.1	Except as set out in this Licence, none of the rights of any of the parties (whether arising under this Licence or under the general law) shall be capable of being waived or varied otherwise than by an express waiver or variation in writing and in particular any failure to exercise or delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such right shall not preclude any other or further exercise of that or any other such right and no act or course of conduct or negotiation on its part or on its behalf shall in any case preclude it from exercising any such right or constitute the suspension or any variation of any such rights.

14	Modifications

14.1	No amendment or modification to this Licence will be effective or binding unless it is in writing signed on behalf of the parties and refers to this Licence.

15	Invalidity

15.1	If at any time any one or more of the provisions of this Licence become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

16	Notices

16.1	Any notice or communication required or authorised to be given by any party to any of the others shall be sent by facsimile or first class post to the address given above of the party to whom the notice is to be given (or such other address as the recipient may have notified the other parties in writing) and any notice so sent shall be deemed if sent by facsimile (and a valid transmission report produced) to have been served on the date of transmission (if transmitted during the normal business hours of the sender) or (if not) on the next business day thereafter and if posted to have been served 48 hours following the date of posting.

17	Exclusion of liability

17.1	Nothing in this Licence shall be or be deemed to be a representation or warranty as to the existence, ownership, validity or enforceability of any of the rights including but not limited to, the copyright licensed hereunder.

17.2	VEL will be responsible for filing for renewal of the Trade Marks licensed hereunder but it will not, in any circumstances, be liable for any failure to maintain in existence any of such Marks or registrations by virtue of non use of any of such Marks. The User agrees that this exclusion of liability satisfies the requirement of reasonableness within the meaning of the Unfair Contract Terms Act 1977.

18	Remedies

18.1	The parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this Licence.

19	General

19.1	The Headings of this Licence or any clause hereof are inserted only for the purpose of convenience and shall not affect the construction hereof.

19.2	Each of the parties shall execute and do, and shall procure that all other necessary persons execute and do, all documents acts and things as may be necessary or desirable for giving effect to this Licence and for procuring the registration thereof in respect of each of the Marks and the cancellation of such registration upon the termination of this Licence.

19.3	This Licence represents the entire understanding between the parties in relation to the licensed use by the User and supersedes all previous representations, understandings, licences or agreements, whether oral or written, in relation thereto.

19.4	Nothing in this Licence shall be construed to constitute any party the partner, joint venturer, agent or employee of any other party, or to create any relationship other than that of independent contractors, and, except as expressly provided herein, no party by virtue of this Licence has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of any other party.

19.5	This Licence shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts in relation to any matter or dispute arising out of or in relation to this Licence.

As witness this Licence has been signed by the duly authorised representatives of the parties the day and year first above written.

The Licensed Activities

1	The Licensed Activities means, subject to paragraphs 2 and 3:

1.1	the right to operate (i) an airline and/or (ii) an aviation cargo and air freight carrier on any route for which all points of arrival and/or departure are within the Mainland Territory; and

1.2	the right to operate (i) an airline and/or (ii) an aviation cargo and air freight carrier on any route for which the point of arrival is in one Territory and the point of departure is in the other Territory (including any route with three or more points of arrival and/or departure where all intermediate points of arrival/departure are within the Territories);

but for the avoidance of doubt shall not include the right to operate (i) an airline and/or (ii) an aviation cargo and air freight carrier on any route for which all points of arrival and/or departure are within the Caribbean Territory.

2	The Licensed Activities referred to in paragraph 1 above shall include without limitation:

2.1	all activities which are incidental to those activities;

2.2	all activities (including the manufacture of promotional goods, the subcontracting of such manufacture and the provision of promotional marketing and public relations services) which would ordinarily be regarded as part of the business of an airline, and/or an aviation cargo and air freight carrier; and

2.3	the right to enter into codesharing arrangements:

2.3.1	as either the marketing carrier or the operating carrier with any other carrier for routes operated within the Territories; and

2.3.2	as the marketing carrier with any other carrier for all international routes with a point of departure or arrival within the Territories (including international flights that link with and feed passengers to and/or accept passengers from the international route, except for flights within Australia) subject to paragraph 2.3.3 below.

2.3.3	For the avoidance of doubt, the Licensed Activities shall not include the rights to enter into codesharing arrangements (x) as marketing carrier in relation to any Transatlantic Routes; or (y) as an operating carrier outside the Territories.

2.3.4	For the avoidance of doubt, nothing in this paragraph 2.3 of schedule 1 shall operate to restrict clauses 3.2.2 to 3.2.4 of this Licence.

3	Notwithstanding any other provision in this Agreement, nothing shall prohibit the User from performing any activities of its choosing, including but not limited to, operating international flights, entering into code-sharing arrangements or other marketing arrangements with other airlines, and engaging in all activities covered by the Licensed Activities so long as the User does not use the Name or Mark while undertaking such activities.

4	The Licensed Activities shall not include the use of aircraft with accommodation for twenty (20) passengers or fewer and shall not include the use of aircraft with an operational ceiling in excess of 85,000 feet.

The Signature

Trade Marks

COUNTRY	TRADE MARK	APP / REG #	INT CLASSES	STATUS
Antigua & Barbuda	VIRGIN	2419	39	Registered

Antigua & Barbuda	VIRGIN Signature (blobby)/VIRGIN Signature (Series of Two)	2420	39	Registered

Bahamas	VIRGIN	26751	16, 39	Registered

Barbados	VIRGIN	81/18222	39	Registered

Barbados	VIRGIN Signature	81/18221	39	Registered

Canada	VIRGIN	509209	n/a	Registered

Canada	VIRGIN		n/a	Pending

Canada	VIRGIN AMERICA	864087	n/a	Registered

Canada	VIRGIN AMERICA Logo	839539	n/a	Registered

Canada	VIRGIN Signature		n/a	Pending

Canada	VIRGIN Signature		n/a	Pending

Canada	VIRGIN	690466	n/a	Registered

Canada	VIRGIN Signature	690462	n/a	Registered

Curacao	VIRGIN	9731	39	Registered

Curacao	VIRGIN Signature	9730	39	Registered

Grenada	VIRGIN	19/2003	39	Registered

Grenada	VIRGIN Signature (blobby)/VIRGIN Signature (series of two)	20/2003	39	Registered

Jamaica	VIRGIN	47904	39	Registered

Jamaica	VIRGIN Signature	47905	39	Registered

Mexico	VIRGIN	360979	39, 41	Registered

Mexico	VIRGIN	360981	39, 42	Registered

Mexico	VIRGIN AMERICA	1259099	39	Registered

Mexico	VIRGIN AMERICA & Device	1259786	39	Registered

Mexico	VIRGIN Signature	364116	39, 42	Registered

Mexico	VIRGIN Signature	364115	39, 41	Registered

St. Maarten	VIRGIN	8285	39	Registered

St. Maarten	VIRGIN Signature	8284	39	Registered

COUNTRY	TRADE MARK	APP / REG #	INT CLASSES	STATUS
United States of America	VIRGIN	1413664	39	Registered

United States of America	VIRGIN	1851817	39, 42	Registered

United States of America	VIRGIN AMERICA	3541731	39, 41	Registered

United States of America	VIRGIN Signature	1852776	39, 42	Registered

Brand Guidelines

VEL’s Brand Guidelines in effect on the date hereof, as amended from time to time

Tailfin Logo

Listed Routes

1.	Airline routes between (i) any point in the Mainland Territory and (ii) any point in Europe/FSR (other than the Transatlantic Routes).

2.	Airline routes with a point of embarkation and/or disembarkation in the UK or Eire (other than the Transatlantic Routes).

Signed by for and on behalf of VIRGIN AVIATION TM LIMITED in the presence of:	) ) ) ) )
Signed by for and on behalf of VIRGIN AMERICA INC in the presence of:	) ) ) ) )
Signed by for and on behalf of VIRGIN ENTERPRISES LIMITED, LONDON, GENEVA BRANCH in the presence of:	) ) ) ) )